Exhibit 21.1

SUBSIDIARIES OF CRICUT, INC.

None(1)

(1

) The registrant has omitted the names of its subsidiaries that, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.